Exhibit 99.1

NEWS RELEASE

For Release:	For Release 8:50 AM EST, April 1, 2008
Contact:	Ray Singleton
(303) 296-3076

Basic Earth Reports Appointment Of New Officer

Denver, Colorado, April 1, 2008 – Basic Earth Science Systems, Inc. (Basic) (OTC:BB BSIC) reported that yesterday, March 31, 2008, the Company’s board of directors appointed Joseph B. Young as Interim Principal Accounting Officer. Mr. Young will assume the responsibilities previously performed by Mr. David Flake, Chief Financial Officer, prior to his resignation in February 2008. In related events, the Company has recently promoted Ms. Melissa Temple from Assistant Controller to the position of Controller.

“We are excited about the appointment of Mr. Young,” commented Ray Singleton, President of Basic. “Mr. Young not only brings ‘new blood’ to the Company, but a wealth of new energy and excitement. He will be instrumental in the preparation and completion of this year’s Form 10-KSB in addition to our initial compliance and management certification pursuant to Section 404 of Sarbanes-Oxley.”

In a Form 8-K filed in conjunction with this press release, the Company has provided expanded information concerning Mr. Young’s background and qualifications. Interested parties are encouraged to review this Form 8-K for more information.

Founded in 1969, Basic is an oil and gas exploration and production company with primary operations in select areas of the Williston basin, the Denver-Julesburg basin in Colorado, the southern portions of Texas, and along the on-shore portions of the Gulf Coast. Basic is traded on the “over-the-counter – bulletin board” under the symbol BSIC. Additional information about Basic Earth Science Systems, Inc. can be accessed via the Company’s web site at www.basicearth.net where additional information about the Company can be accessed.

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “should,” “may,” “will,” “anticipate,” “estimate,” “intend” or “continue,” or comparable words or phrases. In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Basic, particularly the Company’s Quarterly Report on Form 10-QSB for the quarters ended June 30, September 30 and December 31, 2007 in addition to the Company’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2007, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.